UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.    )

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☐           Soliciting Material Pursuant to §240.14a-12

WILSHIRE ENTERPRISES, INC.
(Name of the Registrant as Specified In Its Charter)

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WILSHIRE ENTERPRISES, INC.
1 Gateway Center
11-43 Raymond Plaza West, 10th Floor
Newark, New Jersey 07102

February 10, 2009

Dear Fellow Wilshire Stockholder:

As you may already be aware, Full Value Partners, L.P., a private hedge fund operated by Phillip Goldstein, and his umbrella organization, Bulldog Investors, is looking to seize control of your company.  As a result, your participation at an Annual Meeting scheduled for March 24, 2009 is particularly important, and we urge you to show your support for the Company and its direction by voting the WHITE proxy card FOR the re-election to the Board of your two highly qualified directors, Miles Berger and Eric J. Schmertz.

You may also have received or will be receiving a separate set of proxy materials, including a green proxy card, from the dissident group seeking your votes in favor of individuals it is nominating to your Board, and in favor of a proposal to pursue a “liquidity event”.  Your Board has concluded that a fire sale of the Company or liquidation is not in the best interests of all Wilshire stockholders.  We urge you to discard the dissidents’ green proxy.  Vote the WHITE proxy card TODAY.

If there are telephone or internet voting instructions on your proxy form, please follow them and vote your shares electronically. If you receive any further mailings from the dissidents, simply dispose of them.

CAUTION:  THE DISSIDENTS HAVE A HISTORY OF SECURITIES LAW VIOLATIONS

The dissidents have a history of disregarding the securities laws.  We believe you should reject the dissident’s nominees and proposal based on this fact alone!

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In October 2007, the Acting Director of the Massachusetts Securities Division issued a Final Order, which has not been subsequently overturned, finding that several of the dissident group members, including Full Value Partners L.P., Bulldog Investors General Partnership, Phillip Goldstein and Rajeev Das, as well as one of the director nominees of the dissident group, Andrew Dakos, violated Massachusetts securities laws by making an unlawful offer of securities.  The Acting Director ordered a permanent cease-and-desist against Full Value Partners L.P., Bulldog Investors General Partnership, Phillip Goldstein, Rajeev Das and Andrew Dakos from committing any further violations and imposed a $25,000 administrative fine, the maximum penalty allowed under Massachusetts law for this violation.  The dissidents are currently challenging this matter in a Massachusetts state court.

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In November 2006, the Staff of the Securities and Exchange Commission notified Andrew Dakos, as a representative of the dissidents, that they had “committed a federal securities law violation” in connection with their solicitation of proxies in a proxy contest with Gyrodyne Company of America, Inc.  The dissidents then ignored the SEC Staff’s instructions to revise their proxy statement to disclose the violation properly and inform Gyrodyne stockholders that votes for the dissidents’ nominees, including for Messrs. Goldstein and Dakos, may not be counted because of the dissidents’ failure to comply with Gyrodyne’s bylaw requirements.

Wilshire has valuable assets to protect and your Board believes that we cannot afford to put its regulatory and legal compliance at risk.

THE DISSIDENTS SHOULD BE PAYING YOU A CONTROL PREMIUM IF THEIR PURPOSE IS TO ACQUIRE EFFECTIVE CONTROL OF WILSHIRE

The dissidents initially sought to elect a majority of directors at the annual meeting.  When we notified the dissidents that only two director positions would be up for election at the meeting, the dissidents sued the Company in order to nominate a majority slate.  We have settled the lawsuit and only the two directors in Class I of the Board will be elected at the meeting to be held March 24, 2009.  We have agreed that the Company will hold a second meeting no later than August 18, 2009 at which the two directors in Class II will be elected.

The dissidents are currently seeking to have two of their hand-picked nominees, neither of whom appears to have any real estate management experience, elected as Class I directors to Wilshire’s Board at the March 24, 2009 meeting.  They also have expressed their intention to nominate two more individuals for the August 2009 meeting.  If all four of the dissidents’ nominees were elected to the Board, the dissident nominees would constitute a majority of Wilshire’s seven member Board and they would have effective control of your company.  Don’t be fooled!  We believe the dissidents are seeking to acquire control of Wilshire without having to pay a control premium, which they would likely have to pay if they sought to obtain a controlling position in the Company’s equity through a merger or tender offer.

WE BELIEVE OUR MANAGEMENT’S STRATEGIES WILL QUICKLY BUILD VALUE;
NOW IS THE TIME TO BUY, NOT THE TIME TO SELL

Our strategy is to seize opportunities presented by the current chaos in the real estate market.  We believe that the current market presents rare opportunities.  In fact, we have already taken steps to build value.  These steps include:

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With the decrease in value of real estate in many parts of the country, we believe that undervalued properties are available at attractive prices and are considering the addition of properties to our portfolio.  While no transactions have been completed yet or are under contract, we are already evaluating a number of properties across the country in the $5 million to $20 million range.  These properties include: multi-family, retail (large strip malls), office and industrial/distribution centers.

We believe that the real estate market presents significant upside potential for us by enabling us to make opportunistic purchases of distressed real estate loans. We are looking to buy loans at a 40-65% discount and sell those loans at a premium when and if the underlying properties recover their value or the borrowers improve their creditworthiness, while receiving payments from the debtor in the interim. Unlike traditional lenders, which frequently lack the expertise or willingness to manage properties if it becomes necessary, as real estate operators we believe we can leverage our expertise by acquiring and then managing the underlying real estate as part of a loan restructuring or debt forgiveness program.

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We also are speaking with developers about possible joint ventures involving the development of raw property that the Company already owns. We believe that there is significant upside opportunity for the Company by contributing our currently non income-producing undeveloped land into joint venture arrangements with one or more developers at no cash cost to the Company.

Rather than the dissidents’ proposal to force a fire-sale of the Company in a depressed economic market, we believe that expanding the Company through select opportunities will deliver higher value to stockholders and make the Company more attractive to potential buyers when the financial markets recover.  Your Board remains open to a sale or merger of the Company, but we believe that an immediate fire-sale “liquidity event” would bring a price significantly below its fair value.

To this end we have added outstanding talent and experience to your Board and core management team, and positioned the Company to move forward quickly:

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Kevin B. Swill was named President and COO, and a member of the Company’s Board of Directors and the Board’s Strategic Planning Committee, on December 5, 2008.  Mr. Swill joined Wilshire after serving since 2001 as President of Westminster Capital, the financing arm of The Kushner Companies, a multi-billion dollar real estate development and management company based in New York, and President of Kushner Properties, which oversees an eight-million square foot portfolio of office and industrial properties in New York, New Jersey and Pennsylvania.

Mr. Swill has completed more than $4.0 billion in debt and equity transactions in the past few years to support a variety of significant real estate transactions, including the financing of more than 10,000 apartment units, the acquisition of a 1.5 million square foot super-regional mall in New Jersey, the acquisition of a headquarters office building in Chicago, the construction and management of a luxury hotel in New Jersey, and the acquisition of a 1.5 million square foot office/retail building in New York, one of the largest single building transactions in the city’s history.

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We also added depth and experience to your Board with the appointment of James M. Orphanides, former chairman, president and CEO of First American Title Insurance Company of New York, the largest subsidiary of First American Title Insurance, as our seventh director and fourth outside director.  Mr. Orphanides replaced Ernest Wachtel, who retired from Wilshire’s Board after serving since 1970.  With his outstanding reputation and extensive network of industry contacts built up over many years as a prominent real estate executive, we believe that Mr. Orphanides is an exceptional addition to our team.

With a coherent strategy and a talented and experienced team in place to execute it, we are convinced our path to value is clear.  We believe the additions we have made to our management team will help us to obtain financing in a tough market, gain access to attractive deals, and take advantage of potentially lucrative joint venture opportunities.  We already are performing due diligence on a number of specific opportunities, and we expect our efforts to begin to show positive results soon.

WILSHIRE HAS THE RIGHT BOARD TO BUILD STOCKHOLDER VALUE

Your board believes that the two experienced board nominees, Miles Berger, a Board member since 2002, and Eric J. Schmertz, a Board member since 1983, will better serve the interests of ALL of the Company’s stockholders.  We believe we have assembled the management team and other resources we need to address new opportunities for the future.  We strongly believe that our plans to improve our operations and grow the Company will best serve the interest of ALL our stockholders.

To the contrary, the dissidents’ nominees have no experience managing a real estate company.  It appears to us that their primary expertise is running hedge funds.

YOUR VOTE IS IMPORTANT
CAST YOUR VOTE TODAY BY INTERNET OR TELEPHONE, OR BY VOTING THE ENCLOSED WHITE PROXY CARD

We urge you to vote FOR our nominees for the Board of Directors – Miles Berger and Eric J. Schmertz, FOR the ratification of J.H. Cohn as our auditors for 2008, and AGAINST stockholder proposals that may be raised (if the proposals are properly presented at the Annual Meeting) on the WHITE proxy card TODAY.

We urge you to vote your shares on the Internet or by telephone.  If those alternatives are not available to you, please sign, date and return the enclosed WHITE proxy in the postage-paid envelope provided.  If you have any questions or need any assistance voting your shares, please do not hesitate to contact Innisfree M&A Incorporated, which is assisting us in this matter, by calling them toll-free at (888) 750-5834.

Thank you for your support.  We look forward to communicating with you in the coming weeks.

Sincerely,

The Board of Directors

ADDITIONAL INFORMATION

Wilshire Enterprises, Inc. (“Wilshire”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on February 10, 2009.  In addition, we have filed, and may file additional, other solicitation materials regarding this proxy solicitation.  WILSHIRE’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PROXY STATEMENT AND OTHER SOLICITATION MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  Investors and stockholders may also obtain a free copy of the proxy statement, and other materials and any other documents that may be filed by Wilshire with the SEC in connection with the Annual Meeting, by directing a request to Innisfree M&A Incorporated which is assisting us in this matter, by calling them toll-free at (888) 750-5834.  Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Wilshire’s stockholders is available in Wilshire’s proxy statement filed with the Securities and Exchange Commission on February 10, 2009.

FORWARD-LOOKING STATEMENTS

All non-historical statements in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by Wilshire with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Wilshire Enterprises, Inc. assumes no obligation for updating any such forward-looking statement at any time.